SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Sharecare, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-1365053
(State of Incorporation or Organization)	(I.R.S. Employer Identification Number)

255 East Paces Ferry Road NE, Suite 700 Atlanta, Georgia	30305
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Stock, par value $0.0001 per share	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock, each at an exercise price of $11.50 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-253113

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

Sharecare, Inc. (f/k/a Falcon Capital Acquisition Corp.) (the “Company” or “Sharecare”) hereby amends the registration statement on Form 8-A (File No. 001-39535) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on September 18, 2020.

Item 1. Description of Registrant’s Securities to be Registered.

This registration statement relates to the registration with the SEC of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and warrants to purchase Common Stock (“warrants”).

On July 1, 2021, Falcon Capital Acquisition Corp., the Company’s predecessor (“FCAC”), consummated the business combination (the “Business Combination”) pursuant to the terms of the Agreement and Plan of Merger, dated February 12, 2021 (the “Merger Agreement”), with Sharecare, Inc., a Delaware corporation (“Legacy Sharecare”), FCAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of FCAC (“Merger Sub”), and Colin Daniel (the “Representative”), solely in his capacity as representative of the stockholders of Legacy Sharecare. The merger was approved by FCAC’s stockholders on June 29, 2021. In connection with the Merger Agreement, Merger Sub merged with and into Legacy Sharecare with Legacy Sharecare surviving the merger as a wholly owned subsidiary of the Company. In addition, in connection with the consummation of the Business Combination, the Company changed its name to “Sharecare, Inc.”

In connection with the closing of the Business Combination, (i) the issued and outstanding shares of FCAC’s Class B common stock were automatically converted, on a one-for-one basis, into shares of Common Stock and (ii) the issued and outstanding shares of FCAC’s Class A common stock were automatically converted, on a one-for-one basis, into shares of Common Stock. All of FCAC’s outstanding warrants became warrants to acquire shares of Common Stock on the same terms as FCAC’s warrants.

In connection with consummation of the Business Combination, the Company, the Representative, Falcon Equity Investors LLC (the “Sponsor”) and Continental Stock Transfer & Trust Company, as escrow agent, entered into an escrow agreement (the “Earnout Escrow Agreement”) pursuant to which the Sponsor delivered 1,713,000 shares of Common Shares (formerly FCAC Class B common stock held by the Sponsor) into escrow (the “Sponsor Earnout Shares”) and the Company delivered 1,500,000 newly issued shares of Common Stock (the “Company Earnout Shares”), in each case, that are subject to forfeiture if certain earn-out conditions described more fully in the Earnout Escrow Agreement are not satisfied. If the earnout conditions are fully satisfied, the Sponsor Earnout Shares and the Company Earnout Shares will be released to the Sponsor and the Legacy Sharecare stockholders who received shares of Common Stock as a result of the Business Combination, respectively. The description of the Earnout Escrow Agreement is qualified in its entirety by reference to the complete text of the Earnout Escrow Agreement, which is filed as Exhibit 4.2 hereto and incorporated herein by reference.

In addition, the Company’s certificate of incorporation was amended and restated to, among other things, (i) change FCAC’s name to “Sharecare, Inc.”; (ii) increase the total number of authorized shares of all classes of capital stock, par value of $0.0001 per share to 615,000,000 shares, consisting of 600,000,000 shares of Common Stock, and 15,000,000 shares of preferred stock, 5,000,000 of which have been designated as Series A preferred stock.

The description of the Common Stock and warrants set forth under the heading “Description of New Sharecare Securities” in the Company’s proxy statement/prospectus forming a part of its Registration Statement on Form S-4 (File No. 333-253113), originally filed with the SEC on February 16, 2021 (as thereafter amended and supplemented from time to time, the “Registration Statement”), to which this Form 8-A relates and which is incorporated by reference herein. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that is subsequently filed is hereby also incorporated by reference herein. The description of the Common Stock and warrants is qualified in its entirety by reference to the Company’s Fourth Amended and Restated Certificate of Incorporation, Certificate of Designations for Series A Convertible Stock and Amended and Restated Bylaws, which are filed as Exhibits 3.1, 3.2 and 3.3 hereto, respectively, and incorporated herein by reference.

Item 2. Exhibits.

The following exhibits are filed as part of this registration statement:

3.1*	Fourth Amended and Restated Certificate of Incorporation

3.2*	Certificate of Designations for Series A Convertible Preferred Stock

3.3*	Amended and Restated Bylaws

4.1*	Form of Specimen Common Stock Certificate

4.2	Warrant Agreement, dated as of September 21, 2020, between Falcon Capital Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of FCAC’s Current Report on Form 8-K filed U.S. Securities and Exchange Commission on September 24, 2020)

4.3*†	Earnout Escrow Agreement

*	Filed herewith.
†	Certain schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Sharecare, Inc.

Date: July 1, 2021	By:	/s/ Justin Ferrero
Name: Justin Ferrero
Title: President and Chief Financial Officer

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